Exhibit 10.1

SECOND AMENDMENT TO OFFICE LEASE

This SECOND AMENDMENT TO OFFICE LEASE (“Amendment”) is made this 19th day of February, 2015 (the “Effective Date”), by and between MLCFC 2006-4 GOLF OFFICE, LLC, an Illinois limited liability company (“Landlord”), and FLEETMATICS USA, LLC, a Delaware limited liability company (“Tenant”).

RECITALS

A. YPI 1600 CORPORATE CENTER, LLC, a Delaware limited liability company (“Original Landlord”) and Tenant entered into that certain Office Lease dated as of October 13, 2011 (the “Original Lease”), for Suite 800 consisting of approximately 18,410 rentable square feet of space (the “Original Premises”) in the office building located at 1600 E. Golf Road, Rolling Meadows, Illinois 60173 (the “Building”), as more fully described in the Original Lease.

B. Tenant and Robert DeMarke, not personally, but as receiver appointed by the Circuit Court of the Nineteenth Judicial Circuit, Cook County, Illinois, in Case No. 12 CH 26044, as successor-in-interest to Original Landlord (“Interim Landlord”), amended the Original Lease pursuant to that certain FIRST AMENDMENT TO OFFICE LEASE BETWEEN YPI CORPORATE CENTER, LLC AND FLEETMATICS USA, LLC dated as of December 10, 2013 (the “First Amendment”, together with the Original Lease, the “Lease”) to, among other things, expand the Original Premises by an additional 9,640 rentable square feet on the seventh (7th) and Eighth (8th) floors of the Building otherwise as specified in the First Amendment (the “Interim Premises”).

C. Landlord is Interim Landlord’s successor-in-interest under the Lease.

D. Landlord and Tenant now wish to amend and to modify the Lease as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge the Landlord and Tenant agree as follows:

1. Recitals True. The recitals set forth above are agreed to be correct and are incorporated herein. All capitalized terms used and not otherwise defined in this Amendment, but defined in the Lease, shall have the meaning set forth in the Lease.

2. New Premises; Payment of Rent.

(a) Tenant currently leases the Original Premises and Interim Premises from Landlord. In consideration of Landlord and Tenant agreeing to enter into this Amendment, Landlord and Tenant have agreed that Tenant shall, in addition to leasing the Original Premises and the Interim Premises, also lease Suite 700 in the Building, with such suite consisting of approximately 14,533 rentable square feet (the “New Premises”), as depicted on Exhibit A attached hereto. For purposes hereof, each reference to “Premises” in the Lease shall, from and after the Delivery Date (as defined herein), be deemed to refer to the “Original Premises”, the “Interim Premises” and the “New Premises”. For purposes hereof, the total square footage of the Premises (inclusive of the Original Premises, the Interim Premises and the New Premises) is equal to approximately 42,583 rentable square feet.

(b) Notwithstanding anything to the contrary specified herein, Tenant hereby acknowledges and agrees that it shall pay all Rent due and payable in connection with the Original Premises and the Interim Premises under the Lease, and shall remain liable for and shall pay any and all amounts owed by Tenant with respect thereto; provided, however, that the Base Year for such Premises, from and after the date of this Amendment, shall be calendar year 2015.

3. Term. Notwithstanding anything to the contrary specified in the Lease, the term of the Lease is hereby extended (the “Extension Term”) such the expiration date of the term shall hereinafter be referred to as May 31, 2022 (the “Termination Date”).

4. Substantial Completion of New Premises. If Landlord is required to Substantially Complete (defined in Section 8(b)) any Tenant Improvements or Landlord Work (defined in Section 8(a)) prior to the anticipated delivery date of April 1, 2015 (the “Delivery Date”): (1) the date set forth in the prior sentence as the “Delivery Date” shall instead be defined as the “Target Delivery Date” by which date Landlord will use reasonable efforts to Substantially Complete the Tenant Improvements and the Landlord Work; and (2) the actual “Delivery Date” shall be the date on which the Tenant Improvements and Landlord Work are Substantially Complete, as determined by Section 7(b). In such circumstances, the Termination Date will not be modified, amended or changed in any way. Landlord’s failure to Substantially Complete the Tenant Improvements or the Landlord Work by the Target Delivery Date shall not be a default by Landlord or otherwise render Landlord liable for damages.

5. Rent. Notwithstanding anything to the contrary specified in the Lease, from and after the Delivery Date of the New Premises, Tenant agrees to pay monthly basic rent (the “Monthly Basic Rent”) for the Premises (inclusive of the Original Premises, the Interim Premises and the New Premises) as follows:

Months	Annual Rental Rate Per Square Foot	Square Footage for Original Premises	Square Footage for Interim Premises	Square Footage for New Premises	Total Aggregate Square Footage of Premises	Annual Basic Rent	Monthly Basic Rent
Delivery Date - January 31, 2016*	$21.55	18,410	9,640	14,533	42,583	$917,663.65	$76,471.97
February 1, 2016 - January 31, 2017	$21.90	18,410	9,640	14,533	42,583	$932,567.70	$77,713.98
February 1, 2017 - January 31, 2018	$22.25	18,410	9,640	14,533	42,583	$947,471.75	$78,955.98
February 1, 2018 - January 31, 2019	$22.60	18,410	9,640	14,533	42,583	$962,375.80	$80,197.98
February 1, 2019 - January 31, 2020	$22.95	18,410	9,640	14,533	42,583	$977,279.85	$81,439.99
February 1, 2020 - January 31, 2021	$23.30	18,410	9,640	14,533	42,583	$992,183.90	$82,681.99
February 1, 2021 - January 31, 2022	$23.65	18,410	9,640	14,533	42,583	$1,007,087.95	$83,924.00
February 1, 2022 - May 31, 2022	$24.00	18,410	9,640	14,533	42,583	$1,021,992.00	$85,166.00

*	Subject to the Abated Rent set forth in Section 5 below.

6. Abated Rent. So long as Tenant is not in monetary default under the Lease and notwithstanding anything specified in Section 4 above, Monthly Basic Rent for the first six (6) months of the Extension Term shall be abated for the “New Premises” in an aggregate amount equal to $156,593.10 (the “Abated Rent”), which will be credit towards Tenant’s Monthly Basic Rent obligations commencing on the Delivery Date and applied on a monthly basis until exhausted. In the event Tenant defaults under any of its monetary obligations under the Lease at any time during the Extension Term and during the continuation of such monetary default, (a) Tenant shall not be entitled to a rent credit in the amount of the Abated Rent, and (b) the Abated Rent shall be due and payable to Landlord, without demand or notice from Landlord, as follows:

Year of Extension Term	Amount of Abated Rent to be Repaid to Landlord
1	$156,593.10
2	$137,018.96
3	$117,444.83
4	$97,870.69
5	$78,296.55
6	$58,722.41
7	$39,148.28
8	$19,574.14

7. Expenses and Taxes. From and after the Delivery Date (as defined herein), the section labeled “Expenses and Taxes” in Article I of the Lease is hereby deleted in its entirety and is hereby replaced with the following:

“Expenses and Taxes: Tenant shall pay Tenant’s Share of all Expenses and Taxes that exceed Landlord’s Base Year of 2015, together with other items of Expense as set forth in ARTICLE 6. Tenant’s Share is 16.67% (based upon 42,583 square feet in the Premises divided by 255,440 square feet in the Project).”

8. Tenant Improvements; Landlord’s Work; Substantial Completion.

(a) On or before the Delivery Date, as specified herein, Landlord shall complete the work (i) specified on Exhibit B attached hereto (the “Tenant Improvements”), and (ii) specified on Exhibit C attached hereto (the “Landlord Work”).

(b) The Tenant Improvements and the Landlord Work shall be deemed to be “Substantially Complete” on the date that (i) all Tenant Improvements and Landlord Work has been performed, other than any minor construction, mechanical adjustment or any other similar so called “punch list” matter, the noncompletion of which does not materially interfere with Tenant’s use of the New Premises and (ii) Landlord has received all necessary certificates of occupancy allowing Tenant to occupy and conduct business in the New Premises.

(c) Subject to Landlord’s obligation to complete the Tenant Improvements, the New Premises are accepted by Tenant in “as is” condition and configuration. By taking possession of the New Premises, Tenant agrees that the New Premises are in good order and satisfactory condition, subject to any latent defects, and that, except as expressly set forth in this

Lease, there are no representations or warranties by Landlord regarding the condition of the New Premises or the Building. Landlord agrees that the Tenant Improvements shall be completed in accordance with all applicable laws and ordinances and with all building systems serving the New Permises in good working order. The New Premises shall be delivered in broom clean condition, free of personal property and debris and free of any other tenant or occupants. Landlord agrees to use its best commercially reasonable efforts to deliver possession of the New Premises with all Tenant Improvements completed to Tenant by the Delivery Date. If, despite said efforts, Landlord is unable to deliver possession in the condition required by the Delivery Date, Tenant shall not be obligated to pay Rent or perform its other obligations until it receives possession of the New Premises in the condition required.

9. Temporary Premises. Landlord shall provide Tenant temporary access to approximately 4,406 rentable square feet on the 10th floor of the Building as shown on Exhibit D attached hereto (the “Temporary Premises”). Landlord shall deliver the Temporary Premises to Tenant on January 1, 2015 (the “Temporary Premises Commencement Date”), and Tenant shall take possession of the Temporary Premises on an “as is, where is, and with all faults” basis. Tenant shall pay no Base Rent or other rental (including any Expenses or Taxes) for the Temporary Premises during such occupancy. Notwithstanding the foregoing, Tenant shall pay for all electricity consumed within the Temporary Premises and, as a result thereof, shall be separately billed for such usage. Tenant shall have the right to use and occupy the Temporary Premises until one (1) week after Landlord has (i) Substantially Completed the construction of the Tenant Improvements in the New Premises, and (ii) received all necessary certificates of occupancy allowing Tenant to occupy and conduct business therefrom. At such time as Tenant’s access to the Temporary Premises has ended, Tenant shall surrender same to Landlord in broom clean and substantially the same condition as same was delivered to Tenant, reasonable wear and tear and damage by fire or other casualty excepted. For the avoidance of doubt, otherwise as specified herein, until such time as Tenant has vacated the Temporary Premises, the Temporary Premises shall be deemed to be included within the definition of “Premises” and “New Premises”, respectively, for purposes of the Lease as amended hereby.

10. Right of First Offer.

(a) Subject to the preferential rights of other tenants existing as of the date hereof and provided that as of the date of the giving of Tenant’s Notice (as hereinafter defined) and on the date Tenant is to commence occupying the Offered Space (as defined hereafter), (x) Tenant is the tenant originally named herein (y) Tenant (or a Tenant Affiliate) actually occupies all of the New Premises, and (z) no default or event which but for the passage of time in the giving of notice, or both, would constitute a default has occurred and is continuing under the Lease, then, if at any time during the Term any lease for any portion of the Offered Space shall expire, the Landlord, before offering such Offered Space to anyone, other than the tenant then occupying such space (or its affiliates), shall offer to Tenant the right to include the Offered Space within the New Premises on the same terms and conditions upon which Landlord intends to offer the Offered Space for lease. For purposes hereof, “Offered Space” shall mean any space on the sixth (6th), ninth (9th) or tenth (10th) floor of the Building that becomes open and available for lease during the Extended Term.

(b) Such offer shall be made by Landlord to Tenant in a written notice (hereinafter called the “First Offer Notice”) which offer shall designate the space being offered and shall specify the terms which Landlord intends to offer with respect to any such Offered Space. Tenant may accept the offer set forth in the First Offer Notice by delivering to Landlord an unconditional acceptance (hereinafter called “Tenant’s Notice”) of such offer within ten (10) days after delivery by Landlord of the First Offer Notice to Tenant. Time shall be of the essence with respect to giving of Tenant’s Notice. If Tenant does not accept (or fails to timely accept) an offer made by Landlord pursuant to the provisions hereof with respect to the Offered Space designated in the First Offer Notice then, except as otherwise set forth herein, Landlord shall be under no further obligations with respect to such space by reason hereof and may lease the Offered Space designated in the First Offer Notice to any party that Landlord desires, but only upon terms that are not Substantially More Favorable Terms.

(c) Tenant must accept all Offered Space offered by Landlord at any one time if it desires to accept any of such Offered Space and may not exercise its right with respect to only part of such space. In addition, if Landlord desires to lease more than just the Offered Space to one tenant, Landlord may offer to Tenant pursuant to the terms hereof all such space which Landlord desires to lease, and Tenant must exercise its rights hereunder with respect to all such space and may not insist on receiving an offer for just the Offered Space.

(d) If Tenant at any time declines or fails to accept any Offered Space offered by Landlord, Tenant shall be deemed to have irrevocably waived all further rights with respect to the Offered Space in the First Offer Notice, and Landlord shall be free to lease such Offered Space to third parties on substantially the same terms as in the First Offer Notice.

(e) If Tenant shall have elected in accordance with and subject to the provisions of this Section 9, to lease the Offered Space, the lease of the Offered Space shall be upon, and subject to, all of the terms, covenants and conditions provided in this Lease except (i) Tenant shall not have the right to assign its rights under this Section 9 to any subtenant of the New Premises or assignee of this Lease (other than a Tenant Affiliate), and (ii) Base Rent for the Offered Space shall be as set forth in the First Offer Notice.

11. Extension Option. Landlord and Tenant confirm that the Tenant’s option to extend the term of the Lease, as set forth in Section 3.3 of the Original Lease remains in force and effect and that Tenant shall continue to have the option, subject to the conditions of said Section 3.3, commencing at the expiration of the Extension Term.

12. Termination Option. Section 3.5 of the Original Lease is hereby deleted in its entirety and is hereby replaced with the following:

“[Intentionally Deleted]”

13. Tenant Insurance Requirements. Pursuant to Section 17 of the Original Lease, with the exception of Tenant’s worker’s compensation insurance, Tenant shall name, or cause to be named, Landlord and its property manager as additional insureds under all insurance maintained by Tenant.

14. Landlord’s Address. Landlord’s address for purposes of notices under the Lease is hereby amended to be:

If to Landlord:	MLCFC 2006-4 Golf Office, LLC
c/o C-III Asset Management
5221 N. O’Connor Blvd., Suite 600
Irving, TX 75039
Attn: CMBS, REO Asset Manager

15. Address for Rent Payments: Tenant agrees to pay all rent, without offset or deduction of any kind, to Landlord by mail to the following address:

TRANSWESTERN
Attention: Linda Lee, Property Manager
1600 Golf Road, Suite 140
Rolling Meadows, IL 60008

or such other address as Landlord may specify by providing written notice thereof to Tenant.

16. Estoppel. Tenant represents that: (a) the Lease has not been modified, supplemented or amended in any way except as specifically set forth in this Amendment; (b) Tenant is not in arrears on any rent; (c) all work required to be performed by Landlord with respect to the current Premises under the Lease has been completed and any tenant improvement allowances related thereto have been paid in full; (d) neither Tenant nor, to the best of Tenant’s knowledge, Landlord (nor any predecessor thereto) is in default of any obligation under the Lease, and to the best of Tenant’s knowledge no state of facts exists which, but for notice and/or the passage of time, or both, would constitute an event of default under the Lease by Landlord; (e) Tenant has no claims, causes of action, defenses, offsets or counterclaims against Landlord or against the rent due under the Lease; (f) Tenant has no right or option to purchase the Building, the Premises or the New Premises or any portion thereof; and (g) there has not been filed by or against Tenant a petition in bankruptcy, any assignment for the benefit of creditors, or any other action brought pursuant to bankruptcy or similar laws with respect to Tenant.

17. Parking. Commencing on the Delivery Date, the number of Tenant’s parking spaces set forth in Section 39.6 of the Original Lease shall be increased such that Tenant shall have continue to have the right to use 6.5 parking spaces per 1,000 rentable square feet of premises, four of which parking spaces shall be reserved.

18. Miscellaneous.

(a) Confidentiality. Tenant shall keep in strict confidence the provisions of this Amendment (other than to its attorneys, accountants and agents or any Tenant Affiliates), subject only to any disclosure required by law or legal process, and then only after delivering ten (10) days’ notice of such requirement to Landlord. Without limiting the foregoing, Tenant shall use its best efforts to minimize the distribution of the provisions of this Amendment among its employees and shall not discuss or otherwise communicate (whether oral or in writing) with any other tenants or occupants of the Building regarding the provisions of this Amendment and/or the negotiation of this Amendment.

(b) All Other Lease Terms in Effect. Except to the extent this Lease is modified by this Amendment, all other terms and conditions of the Lease will continue in full force and effect. In the event of a conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail.

(c) Entire Agreement. This Amendment represents the entire agreement of Landlord and Tenant with respect to the subject matter hereof, and the terms hereof shall not be amended or changed by any oral representation or agreement. To be effective, any amendments to the Lease shall be in writing and shall be executed by both parties hereto.

(d) Counterparts. This Amendment may be executed in counterparts, including counterparts transmitted by facsimile or electronic mail, each of which shall be deemed an original, but all of which, together, shall constitute one amendment.

(e) Brokers. Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, servicers, employees, mortgagee(s) and agents, and their respective members, principals, beneficiaries, partners, officers, directors, servicers, employees, mortgagee(s) and agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker other than TransWestern, in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

(f) Authority. Each signatory of this Amendment represents that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment, as of the day and year first above written.

LANDLORD:

MLCFC 2006-4 GOLF OFFICE, LLC, an Illinois limited liability company

By:	U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE, SUCCESSOR IN INTEREST TO BANK OF AMERICA, NATIONAL ASSOCIATION, SUCCESSOR BY MERGER TO LASALLE BANK NATIONAL ASSOCIATION FOR THE REGISTERED HOLDERS OF ML-CFC COMMERCIAL MORTGAGE TRUST 2006-4, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-4

	By:	C-III Asset Management LLC, a Delaware limited liability company, as successor to LNR Partners, Inc., in its capacity as special servicer pursuant to that certain Pooling and Servicing Agreement dated December 1, 2006

		By:	/s/ Deborah A. Bacon
		Name:	Deborah A. Bacon
		Title:	Servicing Officer

TENANT:

FLEETMATICS USA, LLC, a Delaware limited liability company

By:	/s/ Albert J. Vasile, Jr.
Name:	Albert J. Vasile, Jr.
Title:	Assistant Treasurer

EXHIBIT A

DEPICTION OF NEW PREMISES

EXHIBIT B

TENANT IMPROVEMENTS

1. Responsibility for Completing Tenant Improvements. Landlord hereby approves of the preliminary conceptual plans for the Tenant Improvements as shown on the plan dated December 19, 2014 from DJ Architects, attached to this Exhibit B. Landlord shall, at an aggregate cost, including engineering fees incurred in the preparation of the plans and specifications, not to exceed the Buildout Allowance as hereinafter defined, furnish and install within the New Premises, the Tenant Improvements requested by the Tenant (or remove certain items including, but not limited to cabling, from the current Premises), to the extent said Tenant Improvements are approved by the Landlord in advance pursuant to the plans and specifications prepared pursuant to Section 2 hereof. The amount of the Buildout Allowance is $789,155 (which equates to $35.00 per rentable square foot x 14,533 (square footage of the New Premises) + $10.00 per rentable square foot x 28,050 (square footage of current Premises) (the “Buildout Allowance”).

2. Preparation of Plans and Specifications. Landlord shall obtain, in consultation with Tenant, architectural working drawings for the Tenant Improvements to the New Premises prepared by Landlord’s architect (hereinafter called “Drawings”), the cost of which shall be paid separately by Landlord and not from the Buildout Allowance. The Drawings shall include partition and door location drawings, telephone and electric drawings and reflect ceiling drawings, and include any specifications required by Tenant including, but not limited to, paint colors, finish details, and non-standard construction work to be performed within the New Premises by the Contractor (as defined below). Tenant covenants and agrees to deliver in a timely manner, all information necessary to cause said Drawings to be prepared in a timely manner.

3. Contractors. Landlord shall competitively bid the work for the Tenant Improvements to at least three (3) general contractors. Tenant shall have the right to submit to Landlord the name of one (1) contractor to be included in bid process. Notwithstanding the immediately preceding sentence, in order to ensure that the Landlord is able to maintain and monitor the quality of the building construction, the design intent of the systems, including warranties, guarantees, and to further protect the standards of construction maintained in the Building, it is agreed that Landlord and Tenant shall consult with each other and work cooperatively in selecting the “final” contractor for the work relating to the Tenant Improvements (the “Contractor”). The Contractor shall contract directly with Landlord for the performance of the Tenant Improvements. Tenant shall not pay to Landlord any fee for the supervision and coordination of the Tenant Improvements and/or the Contractor.

4. Change Order and Excess Costs. If the Contractor’s estimate of the cost of completing the Tenant Improvements, plus the amount of the architectural and engineering fees incurred by the Landlord in the preparation of the Drawings exceeds the Buildout Allowance, the amount that such cost exceeds the Buildout Allowance is herein referred to as the “Excess Cost.” Tenant shall pay the Excess Costs on a pro rata basis upon Landlord’s disbursement of the Building Allowance, or at Landlord’s election, in arrears after completion of construction of the improvements and within ten (10) calendar days after Landlord has delivered an itemized statement to Tenant outlining Tenant’s additional costs. If Tenant desires to make any change orders, Tenant must obtain Landlord’s and the Contractor’s prior written approval of each specific change order and to the extent that such change order increases the cost of the Tenant Improvements, such increase shall also be deemed an Excess Cost, and paid by the Tenant prior to the additional work of the change order is commenced or at the Landlord’s election, in arrears after completion of construction, and within ten (10) calendar days after Landlord has delivered an itemized statement to Tenant outlining Tenant’s additional costs.

5. Scope of Work. Except as set forth in Paragraph 1 and Paragraph 2, Landlord has no other agreement with Tenant and has no other obligation to do any other work with respect to the New Premises or the current Premises. Any other work in the New Premises or the current Premises that may be permitted by Landlord pursuant to the terms and conditions of this Lease shall be done at Tenant’s sole cost and expense and in accordance with the terms and conditions approved by Landlord in writing in advance of such work being performed. Tenant shall have no obligation to remove or restore any of the Tenant Improvements at the expiration or earlier termination of this Lease.

6. Tenant’s Cooperation. Tenant may enter the New Premises prior to the Delivery Date in order to do such other work as may be required by Tenant to make the New Premises ready for Tenant’s use and occupancy thereof. Tenant agrees that any such entry into and occupation of the New Premises shall be deemed to be under all of the terms, covenants, conditions and provisions of this Lease except as to the covenant to pay Base Rent or any other rent, and further agrees Landlord shall not be liable in any way for any injury, loss or damage that may occur to any of Tenant’s work and installations made in the New Premises or to properties placed therein prior to the Delivery Date, the same being at Tenant’s sole risk. If at any time such entry shall cause or threaten to cause such disharmony or interference, Landlord shall have the right to withdraw such permission upon twenty-four (24) hours written notice to Tenant.

7. Delays Caused by Tenant. Tenant agrees that the following actions or inactions by the Tenant, constitute Tenant’s delays that effect substantial completion under Article 2 of this Lease if such actions by Tenant actually delay substantial completion of the Tenant Improvements:

a. the Tenant fails to furnish to Landlord any and all necessary information to prepare the Drawings, or

b. the Tenant requests materials, finishes or installations other than Building Standard, or

c. the Tenant caused changes to be made in the Drawings after they have been prepared by Landlord or in the mechanical drawings and/or specifications thereof or work or improvements required thereby (notwithstanding Landlord’s approval of such changes), or

d. the Tenant failed to perform timely any work to be performed by Tenant, or any person, firm or corporation employed by Tenant, or to timely select finishes, materials or equipment, or

e. the Tenant directly, or indirectly through any person, firm or corporation employed by Tenant, unreasonably interfered with or delayed the work of Contractor, or

f. the Tenant caused any delay in Landlord’s completion of the New Premises through any fault or negligence of Tenant or its agents, or

g. the Tenant failed to timely deposit or pay any amounts that Tenant is required to deposit or pay hereunder (which shall give Landlord the right to postpone the work).

8. Substantial Completion/Warranties. After Landlord has determined that the Tenant Improvements have been substantially completed, Landlord will so notify Tenant. Within three (3) business days after such notification, Tenant will inspect the improvements and provide Landlord with either Tenant’s written acceptance of the improvements, (which acceptance may include a punch list of items to be corrected or finished by the Landlord or the contractor but which do not constitute grounds for a nonacceptance) or a written statement describing all of Tenant’s reasons for nonacceptance. Landlord disclaims and Tenant waives all warranties, including implied warranties, with respect to the improvements. Either party may obtain warranties from the contractor or from any supplier or manufacturer of the improvements and each party will look solely to the contractors, suppliers and manufacturers of the improvements with respect to any claims regarding the improvements.

EXHIBIT C

LANDLORD WORK

Landlord shall, at Landlord’s sole cost and expense, re-paint and add new fixtures to the public restrooms on the seventh (7th) floor of the building.

EXHIBIT D

DEPICTION OF TEMPORARY PREMISES